CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting parts of this Post-Effective Amendment No.48 to the registration statement on Form N-1A (the "Registration
Statement") of our reports dated January 9, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1997
Annual Report to Shareholders of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund, Colonial High Yield Municipal Fund, Colonial Intermediate Tax-Exempt Fund, and Colonial Utilities Fund, each a series of Colonial Trust IV, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectuses and "Independent Accountants" and "Independent Accountants of the Fund" in the Statements of Additional Information."


Price Waterhouse LLP
Boston, Massachusetts
March 27, 1998